Exhibit 10.1

Published CUSIP Number:

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 14, 2010

among

GLOBAL OPERATING LLC,

GLOBAL COMPANIES LLC,

GLOBAL MONTELLO GROUP CORP.

GLEN HES CORP.

CHELSEA SANDWICH LLC

GLP FINANCE CORP.

and

GLOBAL ENERGY MARKETING LLC

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

SOCIETE GENERALE,

STANDARD CHARTERED BANK,

WELLS FARGO BANK, N.A., and

RBS CITIZENS, NATIONAL ASSOCIATION

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC and JP MORGAN SECURITIES INC.,

as

Joint Lead Arrangers and Joint Book Managers

i

5.02	Authorization; No Contravention	75
5.03	Governmental Authorization; Other Consents	75
5.04	Binding Effect	75
5.05	Financial Statements; No Material Adverse Effect	75
5.06	Litigation	76
5.07	No Default	76
5.08	Ownership of Property; Liens	76
5.09	Environmental Compliance	77
5.10	Insurance	77
5.11	Taxes	77
5.12	ERISA Compliance	77
5.13	Subsidiaries; Equity Interests	78
5.14	Margin Regulations; Investment Company Act	78
5.15	Disclosure	79
5.16	Compliance with Laws	80
5.17	Taxpayer Identification Number	80
5.18	Intellectual Property; Licenses, Etc.	80
5.19	Absence of Financing Statements	80
5.20	Perfection of Security Interests	80
5.21	Certain Transactions	80
5.22	Bank Accounts	81

ARTICLE VI.	AFFIRMATIVE COVENANTS	81

6.01	Financial Statements	81
6.02	Certificates; Other Information	82
6.03	Notices	84
6.04	Payment of Obligations	85
6.05	Preservation of Existence, Etc.	86
6.06	Maintenance of Properties	86
6.07	Maintenance of Insurance	86
6.08	Compliance with Laws	86
6.09	Books and Records	86
6.10	Inspection Rights	87
6.11	Use of Proceeds	87
6.12	Bank Accounts	87
6.13	Additional Borrowers	87
6.14	Senior Debt Status	88

ARTICLE VII.	NEGATIVE COVENANTS	88

7.01	Liens	89
7.02	Investments	90
7.03	Indebtedness	91
7.04	Fundamental Changes	92
7.05	Dispositions	93
7.06	Acquisitions	93

7.07	Restricted Payments	94
7.08	Change in Nature of Business	95
7.09	Transactions with Affiliates	95
7.10	Burdensome Agreements	95
7.11	Use of Proceeds	95
7.12	Compliance with Environmental Laws	96
7.13	Prohibited Commodity Transactions	96
7.14	Loans to Owners, Officers or Employees	96
7.15	Prepayment of Indebtedness	96
7.16	Bank Accounts	97
7.17	Amendment to Thru Put	97
7.18	Financial Covenants	97
7.19	Capital Expenditures	98

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	98

8.01	Events of Default	98
8.02	Remedies Upon Event of Default	100
8.03	Application of Funds	101

ARTICLE IX.	ADMINISTRATIVE AGENT	102

9.01	Appointment and Authority	102
9.02	Rights as a Lender	102
9.03	Exculpatory Provisions	103
9.04	Reliance by Administrative Agent	104
9.05	Delegation of Duties	104
9.06	Resignation of Administrative Agent	104
9.07	Non-Reliance on Administrative Agent and Other Lenders	105
9.08	No Other Duties, Etc.	105
9.09	Administrative Agent May File Proofs of Claim	106
9.10	Collateral and Guaranty Matters	106

ARTICLE X.	MISCELLANEOUS	107

10.01	Amendments, Etc.	107
10.02	Notices; Effectiveness; Electronic Communication	109
10.03	No Waiver; Cumulative Remedies; Enforcement	112
10.04	Expenses; Indemnity; Damage Waiver	112
10.05	Payments Set Aside	114
10.06	Successors and Assigns	115
10.07	Treatment of Certain Information; Confidentiality	119
10.08	Right of Setoff	120
10.09	Interest Rate Limitation	121
10.10	Counterparts; Integration; Effectiveness	121
10.11	Survival of Representations and Warranties	121
10.12	Severability	122
10.13	Replacement of Lenders	122

10.14	Governing Law; Jurisdiction; Etc.	123
10.15	Waiver of Jury Trial	123
10.16	No Advisory or Fiduciary Responsibility	124
10.17	Electronic Execution of Assignments and Certain Other Documents	124
10.18	USA PATRIOT Act	125
10.19	Joint and Several Liability	125
10.20	Transitional Arrangements	127

SIGNATURES		S-1

SCHEDULES

1A	Existing Letters of Credit
1B	Major Oil Company Receivables
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.12(d)	ERISA Matters
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Loan Parties
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Borrowing Base Report
C	Product Under Contract LC Certificate
D	Note
E	Compliance Certificate
F-1	Assignment and Assumption
F-2	Administrative Questionnaire
G	Guaranty
H	Opinion Matters

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 14, 2010, among GLOBAL OPERATING LLC, a Delaware limited liability company (“OLLC”), GLOBAL COMPANIES LLC, a Delaware limited liability company (“Global”), GLOBAL MONTELLO GROUP CORP., a Delaware corporation (“Montello”), GLEN HES CORP., a Delaware corporation (“Glen Hes”), CHELSEA SANDWICH LLC, a Delaware limited liability company (“Chelsea LLC”), GLP FINANCE CORP., a Delaware corporation (“Finance”) and GLOBAL ENERGY MARKETING LLC, a Delaware limited liability company (“GEM” and, collectively with OLLC, Global, Montello, Glen Hes, Finance and Chelsea, the “Initial Borrowers” and each individually, an “Initial Borrower”), GLOBAL PARTNERS LP, a Delaware limited partnership (the “MLP”), GLOBAL GP LLC, a Delaware limited liability company (the “GP” and, collectively with the MLP, the “Guarantors” and each individually, a “Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, JPMORGAN CHASE BANK, N.A. as Syndication Agent and SOCIETE GENERALE, STANDARD CHARTERED BANK, WELLS FARGO BANK, N.A. and RBS CITIZENS, NATIONAL ASSOCIATION as Co-Documentation Agents.

WHEREAS, pursuant to a Credit Agreement dated as of October 4, 2005 (as amended from time to time, the “Prior Credit Agreement”) by and among certain of the Initial Borrowers, certain of the Lenders, the Administrative Agent and the L/C Issuer, the Lenders party thereto made loans and other extensions of credit available to certain of the Initial Borrowers for the purposes set forth therein; and

WHEREAS, the Initial Borrowers have requested to amend and restate the Prior Credit Agreement, and the Lenders, the Administrative Agent, the L/C Issuer and the Syndication Agent are willing to amend and restate the Prior Credit Agreement and to continue to provide financing to the Borrowers (as hereinafter defined) on the terms and conditions set forth herein;

NOW, THEREFORE, the Initial Borrowers, the Lenders, the Administrative Agent, the L/C Issuer and the Syndication Agent each agree that on and as of the Closing Date (as hereinafter defined) the Prior Credit Agreement is hereby amended and restated in its entirety, and shall remain in full force and effect only as expressly set forth herein.

ARTICLE I.                                DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Issuer” means either (a) a Lender or (b) a financial institution having, on the basis of its latest financial statements, capital, surplus and undivided profits of at least $1,500,000,000 and having an unenhanced senior unsecured short-term debt rating of BBB or better by Fitch IBCA or S&P, or Baa2 by Moody’s, and, in each of (a) and (b), which is acceptable to the Administrative Agent in its sole discretion.

“Accounts Receivable” means rights of the Borrowers to payment for goods sold, leased or otherwise marketed in the ordinary course of business, and all rights of the Borrowers to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions that have not otherwise been deducted as an Excise Tax Liability for purposes of calculating the Borrowing Base, all as recorded on books of account in accordance with generally accepted accounting principles.

“Acquisition Capital Expenditures” means Capital Expenditures made in connection with the Warex Acquisition or any Permitted Acquisition.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Accounts” means, collectively, the wholesale lockbox account, the retail lockbox account and the depository accounts maintained by the Loan Parties with the Administrative Agent.

“Aggregate Commitments” means, collectively, the Aggregate WC Commitment and the Aggregate Revolver Commitment.

“Aggregate Revolver Commitment” means the sum of the Revolver Commitments of the Lenders to make Revolver Loans to the Borrowers.

“Aggregate WC Commitment” means the sum of the WC Commitments of the Lenders to make WC Loans to the Borrowers and to purchase participations in L/C Obligations, as in effect from time to time.

“Agreement” means this Credit Agreement.

“Alliance” means Alliance Energy LLC, a Massachusetts limited liability company.

“Applicable Loan Party” means (a) from the Closing Date until such time as any Loan Party other than a Borrower incurs Indebtedness in respect of the Senior Unsecured Notes or the Subordinated Debt, the Borrowers; and (b) thereafter, all Loan Parties.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate WC Commitments or the Aggregate Revolver Commitments, as the case may be, represented by such Lender’s WC Commitment or Revolver Commitment, as the case may be, at such time, subject, in each case, to adjustment as provided in Section 2.15.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate WC Commitments or Aggregate Revolver Commitments, as the case may be, have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender for each of the WC Loans and the Revolver Loans is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolver Rate” means, in respect of the Revolver Loans, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ended March 31, 2010, the applicable percentage per annum set forth below under Pricing Level 1, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Combined Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Combined Senior Secured Leverage Ratio	Applicable Revolver Rate for Base Rate Loans (in basis points)	Applicable Revolver Rate for Eurodollar Rate Loans and Cost of Funds Rate Loans (in basis points)
1	Less than 1.50:1.00	200	300
2	Greater than or equal to 1.50:1.00	225	325

Any increase or decrease in the Applicable Revolver Rate resulting from a change in the Combined Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 2 shall apply in respect of all the Revolver Loans as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.09(b).

“Applicable WC Rate” means, in respect of the WC Loans, the applicable percentage per annum set forth below determined by reference to the Utilization Amount for each Determination Period:

Pricing Level	Utilization Amount	Applicable WC Rate for Base Rate Loans (in basis points)	Applicable WC Rate for Eurodollar Rate Loans, Cost of Funds Rate Loans and Letters of Credit (in basis points)
1	Greater than or equal to 75%	200	300
2	Greater than or equal to 40% but less than 75%	175	275
3	Less than 40%	150	250

For the period from the Closing Date until the first Determination Period to occur after the Closing Date, the applicable percentage per annum set forth above under Pricing Level 2 will be applicable to all WC Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager and JP Morgan Securities Inc., in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of MLP and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of MLP and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” means, collectively, the Initial Borrowers and any other Person who becomes a Borrower pursuant to Section 6.13 hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous WC Loans or Revolver Loans, as the case may be, of the same Type and, in the case of Eurodollar Rate Loans and Cost of Funds Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Borrowing Base” means, at the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to Section 6.02(g), which is equal to the sum of:

(a)                                  100% of Eligible Cash and Cash Equivalents; plus

(b)                                 90% of Major Oil Company Receivables; plus

(c)                                  85% of Eligible Receivables not included in Major Oil Company Receivables; plus

(d)                                 85% of Eligible Margin Deposits; plus

(e)                                  85% of Hedged Eligible Inventory; plus

(f)                                    80% of Eligible Petroleum Inventory; plus

(g)                                 80% of Eligible Exchange Balances (which number can be either negative or positive); plus

(h)                                 100% of Paid but Unexpired Letters of Credit; plus

(i)                                     80% of Eligible Product Under Contract; plus

(j)                                     the sum of (i) 80% of Positive Net Unrealized Forward Contract Positions up to $100,000,000, plus (ii) 70% of Positive Net Unrealized Forward Contract Positions above $100,000,000 but below $150,000,000, provided if the Positive Net Unrealized Forward Contract Positions are above $100,000,000 and the aggregate Counterparty Risk for any counterparty (including its Affiliates) thereunder exceeds $10,000,000, then those Positive Net Unrealized Forward Contract Positions representing such excess shall not be included hereunder (and, for the avoidance doubt, when determining the amount of the excess to be excluded hereunder, only Positive Net Unrealized Forward Contract Positions shall be excluded and not any other item of the Borrowing Base which might be included in the calculation of Counterparty Risk, including Eligible Accounts Receivable); minus

(k)                                  100% of the aggregate amount of Negative Net Unrealized Forward Contract Positions (provided, for the avoidance of doubt, for purposes of this deduction, notwithstanding that such amount is a negative number, such amounts shall be expressed as a positive number and therefore be deducted from the Borrowing Base); minus

(l)                                     100% of the Swap Termination Value Amount, minus

(m)                               100% of the aggregate amount of Excise Tax Liabilities

provided, however, that notwithstanding anything to the contrary contained in this definition, to the extent that the amount of any item set forth in (a) through (j) above is a negative number, 100% of the amount of such item shall be deducted in the calculation of the Borrowing Base rather than the amount multiplied by the advance rate attributable to such item had such item been a positive number.

“Borrowing Base Report” means a Borrowing Base Report, signed by any Responsible Officer and in substantially the form of Exhibit B hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” means amounts paid or indebtedness incurred by any of the Loan Parties in connection with (a) the purchase or lease by any of the Loan Parties of Capital Assets that would customarily be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles; or (b) the lease of any assets by any Loan Party as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, provided, however, for purposes of Section 7.19 hereof, any purchase or lease by any Loan Party of any Capital Assets that would customarily be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP and which were acquired pursuant to a Permitted Acquisition or was purchased with Indebtedness permitted by Section 7.03(f) shall not be considered a “Capital Expenditure” thereunder.

“Capitalized Leases” means leases under which any Loan Party is the lessee or obligor, the discounted future rental payment obligations under which are customarily required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash” means Dollar denominated currency in immediately available funds.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of acquisition; (b) short-term certificates of deposit, issued by (i) any Lender or (ii) any bank organized under the laws of the United States of America or any state thereof and foreign subsidiaries of such bank, having a rating of not less than A or its equivalent by S&P or any successor; and (c) commercial paper or finance company paper of (i) any Lender or any holding company controlling any Lender or (ii) any other Person that is rated not less than prime-two or A2 or their equivalents by Moody’s or S&P or their successors.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Original Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty percent (20%) or more of the equity securities of the GP entitled to vote for members of the board of directors or equivalent governing body of the GP on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                                 during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of either the MLP or GP, as the case may be, cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)                                  the passage of thirty days from the date upon which any Person or two or more Persons acting in concert, other than the Original Investors, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of MLP, or control over the equity securities of MLP entitled to vote for members of the board of directors or equivalent governing body of MLP on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty percent (20%) or more of the combined voting power of such securities;

(d)                                 the GP ceases to be the general partner of MLP, or both Eric Slifka and Thomas Hollister cease to have a full-time senior management position with the GP;

(e)                                  MLP shall at any time, legally or beneficially, own less than 100% of the capital stock of the Borrowers; or

(f)                                    Alfred Slifka, Richard Slifka and Eric Slifka (or other immediate family members of the foregoing or related family trusts) shall at any time, legally or beneficially, own less than 75% of the voting interests of GP as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of GP.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property, rights and interests of the Loan Parties that are or are intended to be subject to the liens and security interests created by the Security Documents.

“Combined or combined” means, with reference to any term defined herein, that term as applied to the accounts of the applicable Loan Party to which it relates, combined or, if prepared on a consolidated basis, consolidated, in accordance with GAAP.

“Combined Current Assets” means all assets of the Applicable Loan Parties on a combined basis that are properly classified as current assets in accordance with GAAP, valued on a FIFO basis

“Combined Current Liabilities” means all liabilities of the Applicable Loan Parties on a combined basis, maturing on demand or within one (1) year from the date as of which Combined Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP.

“Combined EBITDA” means for any period, for each Applicable Loan Party and its Subsidiaries on a combined basis, an amount equal to Combined Net Income for such period plus (a) the following to the extent deducted in calculating such Combined Net Income: (i) Combined Total Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by such Applicable Loan Party and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Applicable Loan Parties and their Subsidiaries reducing such Combined Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Combined Net Income: (i) Federal, state, local and foreign income tax credits of the Applicable Loan Parties and their Subsidiaries for such period, and (ii) all nonrecurring non-cash items increasing Combined Net Income for such period.  For purposes of calculating Combined EBITDA for purposes of calculating the Combined Leverage Ratio for any period in which the Warex Acquisition or a Permitted Acquisition has occurred, Combined EBITDA shall be adjusted in a manner which is satisfactory to the Administrative Agent in all respects to give effect to the consummation of the Warex Acquisition or such Permitted Acquisition, as the case may be, on a pro forma basis as if the Warex Acquisition or such Permitted Acquisition, as the case may be, had occurred on the first date of the test period.

“Combined Funded Debt” means as of any date of determination, for the Applicable Loan Parties and their Subsidiaries on a combined basis, the sum of, without duplication, (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder other than the outstanding amount of the WC Loans and the L/C Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial but excluding any L/C Obligations), bankers’ acceptances, bank guaranties, surety bonds (but only to the extent the indemnity or other payment obligation thereunder has actually arisen and is due and payable by the Applicable Loan Parties and/or their Subsidiaries) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Applicable Loan Parties or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Applicable Loan Party or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Applicable Loan Party or such Subsidiary.

“Combined Funded Senior Secured Debt” means as of any date of determination, for the Applicable Loan Parties and their Subsidiaries on a combined basis, (a) Combined Funded Debt of any Applicable Loan Party secured by Liens on any assets of any Applicable Loan Party at such time, including Combined Funded Debt under this Agreement, plus (b) all Combined Funded Debt of any Subsidiary of an Applicable Loan Party (other than a Subsidiary which is also an Applicable Loan Party) at such time.  For the avoidance of doubt, nothing in this definition shall be construed to permit any Applicable Loan Party or any Subsidiary of any Applicable Loan Party to incur or permit Liens other than those permitted by Section 7.01.

“Combined Interest Coverage Ratio” means, as at any date of determination, the ratio of (a) Combined EBITDA for the Reference Period most recently ended to (b) Combined Total Interest Expense for such Reference Period.

“Combined Net Income” means for any period, for the Applicable Loan Parties and their Subsidiaries on a combined basis, the net income of the Applicable Loan Parties and their Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Combined Senior Secured Leverage Ratio” means, as at any date of determination, the ratio of (a) Combined Funded Senior Secured Debt as of such date of determination to (b) Combined EBITDA for the Reference Period most recently ended.

“Combined Total Interest Expense” means, for any period, for the Applicable Loan Parties and their Subsidiaries on a combined basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Applicable Loan Parties and their Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Applicable Loan Parties and their Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.  For purposes of calculating Combined Total Interest Expense for purposes of calculating the Combined Senior Secured Leverage Ratio and the Combined Total Leverage Ratio for any period in which a Permitted Acquisition has occurred, Combined Total Interest Expense shall be adjusted in a manner which is satisfactory to the Administrative Agent in all respects to give effect to the consummation of such Permitted Acquisition on a pro forma basis as if such Permitted Acquisition had occurred on the first date of the test period.

“Combined Total Leverage Ratio” means, as at any date of determination, the ratio of (a) Combined Funded Debt as of such date of determination to (b) Combined EBITDA for the Reference Period most recently ended.

“Combined Working Capital” means the excess of Combined Current Assets over Combined Current Liabilities, provided, however, for the purposes of this definition, (a) all prepaid expenses of the Applicable Loan Parties in excess of $10,000,000 shall not be considered a Combined Current Asset hereunder regardless of how such prepaid expenses would otherwise be classified in accordance with GAAP; (b) any asset of any Applicable Loan Party which will be subsequently paid or otherwise distributed to such Applicable Loan Party’s members as a Permitted Distribution shall not be considered a Combined Current Asset hereunder regardless of how such asset would otherwise be classified in accordance with GAAP; (c) any asset of any Applicable Loan Party consisting of an intercompany receivable or other right to payment owing from another Loan Party or an Affiliate (other than the Account Receivable owing from Alliance which is included in the computation of Eligible Receivable) shall not be considered a Combined Current Asset hereunder regardless of how such asset would otherwise be classified in accordance with GAAP and (d) the aggregate amount of all WC Loans outstanding hereunder and all Revolver Loans outstanding hereunder used to fund working capital shall be deemed Combined Current Liabilities, regardless of how such outstanding amounts would otherwise be classified in accordance with GAAP.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Funds Rate” means, as of any relevant date of determination, the per annum rate of interest which the Administrative Agent is required to pay, or is offering to pay, for wholesale liabilities of like tenor, as the same may be adjusted for reserve requirements or any other requirements or impositions as may be imposed by federal, state or local governmental or regulatory authorities or agencies, all as determined by the Administrative Agent.

“Cost of Funds Rate Loan” means a Loan that bears interest based on the Cost of Funds Rate.

“Counterparty Risk” means, as it relates to any counterparty to any contract or agreement with any Loan Party, the aggregate amount of credit risk (including, without limitation, the aggregate amount such counterparty may owe a Loan Party in its capacity as an account debtor or in its capacity as a counterparty under any Swap Contract) owing to the Loan Parties from such counterparty (including all Affiliates thereof).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable WC Rate or Applicable Revolver Rate, as applicable, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a Cost of Funds Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Revolver Rate and Applicable WC Rate, as applicable) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable WC Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Determination Period” means the period of approximately three months comprised of the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) hereof for a fiscal quarter most recently ended from such date of delivery until the date on which the Administrative Agent receives the subsequent Compliance Certificate pursuant to Section 6.02(b) for the next fiscal quarter, with the Utilization Amount for such period being determined by the Administrative Agent on the day on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter most recently ended based on the Utilization Amount for the fiscal quarter represented in such Compliance Certificate.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Cash and Cash Equivalents” means Cash and Cash Equivalents of a Borrower which is subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties.

“Eligible Exchange Balances” means an amount equal to the aggregate amount of all Exchange Balances after deducting therefrom each of (a) the value of all such exchanges for which performance has not been made on the date that such performance is due, (b) the amount of all discounts, allowances, rebates, credits and adjustments to such exchanges, (c) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, and (d) all such exchanges owing by any Affiliate of any Borrower, provided that the Loan Parties shall exclude from Eligible Exchange Balances any Exchange Balance with respect to which:

(i)                                     the customer or trading partner has disputed liability, or made any claim with respect to such Exchange Balance or with respect to any other Exchange Balance due from such customer or trading partner to any Borrower other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice; or

(ii)                                  the customer or trading partner has filed a petition or other application for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, or any petition or other application for relief under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors has been filed against such customer or trading partner, or the customer or trading partner has failed, suspended normal business operations, become insolvent, or made a general assignment for the benefit of creditors or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs.

“Eligible Inventory” means, with respect to the Borrowers, at the relevant time of reference thereto, all Petroleum Products owned by the Borrowers which are held for sale; provided that Eligible Inventory shall not include any inventory (a) held on consignment, or not otherwise owned by the Borrowers or of a type no longer sold by such Borrowers, (b) which has been returned by a customer or is damaged or subject to any legal encumbrance other than Permitted Liens, (c) which has been shipped to a customer of the Borrowers regardless of whether such shipment is on a consignment basis unless such inventory has been shipped to a customer of the Borrowers for the sole purpose of storing such inventory at a terminal owned by a customer so long as title to such inventory remains with the Borrowers, (d) that is obsolete, unusable or otherwise unavailable for sale, or (e) which is not subject to a valid, first priority perfected lien and security interest in favor of the Administrative Agent on behalf of the Lenders.

“Eligible Investments” means the Borrowers’ investments in (a) repurchase agreements permitted by §9.3(d) hereof; and (b) United States Treasury money market funds rated AAA by S&P; provided that all such investments shall be subject to a valid, first priority, perfected lien and security interest in favor of the Administrative Agent on behalf of the Lender, and the Borrowers, the Administrative Agent and the applicable account bank or financial institution shall have executed a control agreement in form and substance satisfactory to the Administrative Agent.

“Eligible Margin Deposits” means the Borrowers’ net equity in the aggregate amount of all sums deposited by the Borrowers with investment grade commodities brokers on nationally recognized exchanges, after deducting therefrom the aggregate amount of all claims, disputes, contras and offsets (contingent or otherwise) by such brokers or any other Person against such sums; provided, however, that no sums deposited into any account with any commodities broker shall be included in Eligible Margin Deposits unless and until such broker and the applicable Borrower has executed and delivered to the Administrative Agent a hedging account assignment with respect to such account, in form and substance satisfactory to the Administrative Agent.

“Eligible Petroleum Inventory” means Eligible Inventory not otherwise included in Hedged Eligible Inventory, valued on a Marked-to-Market Basis.

“Eligible Product Under Contract” means the purchase price of petroleum product contracted for purchase by a Borrower, which product has not yet been delivered to such Borrower, and as to which product the Borrowers’ obligation to pay the purchase price is supported by standby Letters of Credit.

“Eligible Receivables” means, at any time, the aggregate amount of the unpaid portions of all Accounts Receivable carried on the books of the Borrowers arising in the ordinary course of business, net of any and all credits, rebates, holdbacks, offsets, counterclaims, contras or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable (provided, for the avoidance of doubt, a contra does not include a Negative Net Unrealized Forward Contract Position for purposes hereof) and net of amounts which would be subject to a right of setoff or similar claim to the extent a setoff waiver does not exist or is not enforced as to such Account Receivable, and which Accounts Receivable:

(a)                                  are originally due within thirty (30) days of the date on which such Account Receivable arises, and are not more than sixty (60) days past due, or, with respect to Accounts Receivable from a federal, state, or local governmental entity or public utility, are originally due within sixty (60) days and are not more than thirty (30) days past due;

(b)                                 in the case of Accounts Receivable which are trade receivables, that are supported by letters of credit issued or confirmed by Acceptable Issuers, which letters of credit authorize the Borrowers to draw time drafts under such letters of credit for the amount of the related trade receivables, for periods not to exceed one hundred and eighty (180) days from the respective invoice dates of the underlying trade receivables;

(c)                                  constitute the valid, binding and legally enforceable obligation of the obligor thereon, and are not subordinate to any other claim against such obligor;

(d)                                 are owned by the Borrowers free and clear of all liens, security interests or encumbrances whatsoever, other than those in favor of the Administrative Agent, on behalf of the Lenders and are subject to a valid, first priority, perfected lien and security interest in favor of the Administrative Agent, on behalf of the Administrative Agent and the Lenders;

(e)                                  are not the subject of a return, rejection, loss of or damage to the goods or petroleum product, the sale of which gave rise to the account receivable, or any request for credit, rebate, offset, counterclaim, holdback or adjustment, any commission payable to third parties or any other dispute with the obligor on such Accounts Receivable;

(f)                                    if the Obligor on any such Account Receivable is an Affiliate, such Affiliate is Alliance and such Account Receivable was generated in the ordinary course of business, in a fair and reasonable transaction no less favorable to the Borrowers than would be a similar transaction conducted at arm’s-length with an obligor which was not an Affiliate and, the aggregate amount of all Accounts Receivable owing from Alliance shall not exceed $10,000,000 in the aggregate at any time;

(g)                                 are not Accounts Receivable from an obligor which is insolvent or which has filed a petition for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, provided, however, the Borrowers shall be permitted to include such Accounts Receivable from such obligors if (1) the Borrowers and the Administrative Agent reasonably determine such obligor is creditworthy; and (2) the applicable Borrower has been granted a superpriority lien over the assets of such obligor pursuant to an order issued by the bankruptcy court having jurisdiction over such obligor;

(h)                                 have been invoiced and are currently due and payable or relate to Inventory which has been sold and will be invoiced within five (5) Business Days other than Inventory sold to any of International Paper Company or another Investment Grade Applicable Entity, which will be invoiced within 30 days; and

(i)                                     are denominated in Dollars and payable in the United States.

For the purpose of this definition, (i) to the extent that Eligible Receivables owing by any obligor and its Affiliates, other than Exxon Mobil Corp. (“Exxon”) exceed fifteen percent (15%) of the aggregate amount of all Eligible Receivables, or, in the case of Exxon, exceeds twenty percent (20%) of the aggregate amount of all Eligible Receivables, such excess shall not be included in the calculation of Eligible Receivables without the prior written consent of the Required Lenders, or as otherwise provided in the definition of Major Oil Company Receivables, and (ii) to the extent that the Borrowers, individually or in the aggregate, are at any time directly or contingently indebted for any reason to any obligor, the Accounts Receivable owing to the Borrowers by such obligor shall be deemed to be subject to an offset, counterclaim or contra in the amount of such indebtedness; provided, however, to the extent that any indebtedness of the Borrowers to any obligor is secured by a Letter of Credit, the portion of the indebtedness so secured (not to exceed the amount available for drawing under the Letter of Credit) shall not be deemed to be an offset, counterclaim or contra with respect to the accounts receivable of such obligor owing to the Borrowers.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and, for the avoidance of doubt, with respect to MLP, shall include, without limitation, all Units, General Partner Units and Incentive Distribution Rights (as each such term is defined in the Partnership Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)                                  for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excise Tax Liabilities” means all liabilities of the Borrowers in respect of excise taxes imposed on any Petroleum Product which, as of the relevant date of determination, remain unpaid.

“Exchange Balances” means an amount equal to the difference between (a) sum of the values of any and all rights to receive Petroleum Products, to receive payment of money or to receive other value that any Borrower generates, acquires, possesses or owns whenever such Borrower trades, lends, borrows or exchanges Petroleum Products in the ordinary course of business and (b) the sum of the values of any and all obligations of the Borrowers to deliver

Petroleum Products and to make payments of money not secured by outstanding Letters of Credit, the value thereof in each case being determined in accordance with the price or prices set forth in the exchange agreements entered into by such Borrower with each petroleum supplier or, if no such price is set forth, in accordance with the then current market value for such petroleum products determined on a Marked-to-Market Basis, provided, that in calculating the Exchange Balances, such amounts shall be calculated on a counterparty by counterparty basis (including Affiliates of any counterparty) and not by netting amounts among different counterparties; and, provided, further, if the other party to any such exchange agreement is a Borrower or an Affiliate of a Borrower, such exchange agreement is a fair and reasonable transaction, no less favorable to the Borrowers than would be a similar exchange agreement transacted at arm’s-length with a contract party which was not a Borrower or an Affiliate.  If the amount set forth in clause (a) above exceeds the amount set forth in clause (b) above, Exchange Balances shall be expressed as a positive number, and if the amount set forth in clause (b) above exceeds the amount set forth in clause (a) above, Exchange Balances shall be expressed as a negative number.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing Letters of Credit” means those Letters of Credit identified on Schedule 1A hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal

Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated on or prior to the date hereof, among the Borrower, the Administrative Agent and certain of the Arrangers.

“FIFO” means the first-in, first-out method of accounting.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the introductory paragraph hereto.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Hedged Eligible Inventory” means the future fixed sales price (equal to the Marked-to-Market Basis determined pursuant to clause (a) of that definition), net of storage and transportation costs, of Eligible Inventory which has been (a) hedged on the IntercontinentalExchange, the Chicago Mercantile Exchange or on the New York Mercantile Exchange or (b) covered by swap contracts with investment grade companies.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Borrowers” has the meaning specified in the introductory paragraph hereto.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date 7 days, one, two, three or six months thereafter, as selected by the Borrowers in their Loan Notice; and (b) as to each Cost of Funds Rate Loan, the period commencing on the date such Cost of Funds Rate Loan is disbursed or converted to or continued as a Cost of Funds Rate Loan and ending on the date 7 days thereafter; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Inventory” means any “inventory” as that term is defined in §9-102(a)(48) of the Uniform Commercial Code as in effect from time to time in the State of New York, as well as all inventory which is held for sale or which consists of raw materials or work in process.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Applicable Entity” means any Person that has an investment grade rating by each of Moody’s or S&P and which is approved in writing by the Administrative Agent as an Investment Grade Applicable Entity.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder or, to the extent consented to in writing by the Administrative Agent in its sole and absolute discretion (and subject to whatever limitations as may be imposed by the Administrative Agent at the time any consent is given), any additional Person which is also a Lender hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit and the Product Under Contract LCs.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is fourteen days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a WC Loan or a Revolver Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Fee Letter,  and the Security Documents.

“Loan Notice” means a notice of (a) a  Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate  Loans or Cost of Funds Rate Loans, as the case may be, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Lock Box Accounts” has the meaning set forth in Section 6.12.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Oil Company Receivables” means, at any time, any of the following types of Eligible Receivables:

(a)           an Eligible Receivable carried on the books of any Borrower as to which the obligor thereon is (i) either a Person considered by the Required Lenders in their sole discretion, to be a “major oil company” at such time or a Person listed on Schedule 1B hereto, as such schedule may be amended from time to time by the Required Lenders, in their sole discretion, upon written notice from the Administrative Agent to the Borrowers; provided, that with respect to any obligor listed on Schedule 1B hereto, as amended, the aggregate amount of all Eligible Receivables deemed to be Major Oil Company Receivables hereunder shall not exceed that amount set forth opposite such obligor’s name on Schedule 1B hereto, as amended, and provided, further, that no accounts receivable owing by such obligor in excess of such amount shall be included in the Borrowing Base as either a Major Oil Company Receivable under clause (b) of the definition of Borrowing Base or an Eligible Receivable under clause (c) of the definition of Borrowing Base; and (ii) such Person’s unenhanced senior unsecured long-term debt is rated investment grade by either S&P or Moody’s; or

(b)           any Eligible Receivable carried on the books of any Borrower as to which the obligor thereon is a brokerage or trading firm (i) whose unenhanced senior unsecured short-term debt is rated investment grade by either S&P or Moody’s or (ii) whose Eligible Receivable is guaranteed by an entity whose debt is so rated; or

(c)           any Eligible Receivable as to which an Acceptable Issuer has issued an irrevocable documentary or stand-by letter of credit in the amount of such Eligible Receivable for the benefit of the Borrower on whose books such Eligible Receivable is carried and on which such Borrower may draw in the event of a default by such obligor with respect to such Eligible Receivable, provided, that the Administrative Agent or any Lender is the Advising Bank (as such term is defined in §5-103(1)(e) of the Uniform Commercial Code of the State of New York) for such letter of credit.

“Marked-to-Market Basis” means, at the relevant time of reference thereto, (a) as to the Borrowers’ inventory of petroleum products with respect to which the Borrowers have existing firm contracts to sell such inventory, the value of such inventory on a Marked-to-Market Basis shall be the specified price to be paid for such inventory under such contracts and (b) as to other inventory, the value of such inventory on a Marked-to-Market Basis shall be the Argus (mid-point) (or if the Argus publication is not available, another comparable published market pricing schedule) value for the relevant type of petroleum products at the storage location where such inventory is held.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties taken as a whole or the Loan Parties and their

Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means May 14, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any Real Estate which is subject to any Mortgage.

“Mortgages” means, collectively, the several mortgages and/or deeds of trust, dated or to be dated on or prior to the Closing Date from the applicable Borrower to the Administrative Agent with respect to the fee interests of the applicable Borrower in the Real Estate and in form and substance satisfactory to the Lenders and the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Natural Gas Transactions” means those certain transactions entered into by a Loan Party in the ordinary course of business with one or more natural gas utilities (each, a “Subject Utility” and collectively, the “Subject Utilities”) pursuant to which (a) the applicable Loan Party will sell to a Subject Utility, (b) the applicable Subject Utility will purchase from such Loan Party, certain accounts receivable owing to such Loan Party from natural gas customers (such receivables are hereinafter referred to as the “Subject Natural Gas Receivables”) and, in connection therewith, the applicable Subject Utility will be responsible for all billing and collection duties and credit and other risks associated with such Subject Receivables; (c) in connection with the sale, the applicable Loan Party may grant a security interest to the applicable Subject Utility in the Subject Natural Gas Receivables (but no other asset of such Loan Party) and the Subject Utility is expected to perfect its security interest in such Subject Natural Gas Receivables, and the Administrative Agent may be required to subordinate any Lien the Administrative Agent has (including the security interest granted pursuant to the Security Agreement) in such Subject Natural Gas Receivables.

“Negative Net Unrealized Forward Contract Positions” means the amount by which the Net Unrealized Forward Contract Position is less than $0.

“Net Unrealized Forward Contract Positions” means as of any date of determination, the aggregate amount calculated by subtracting (a) the Unrealized Losses on Forward Contract

Positions on such date, from (b) the Unrealized Profits on Forward Contract Positions on such date.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreements or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the combined or the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the combined or consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Open Position” means at the relevant time of reference thereto and with respect to each type of Petroleum Products held by or to be delivered to the Borrowers and sold by the Borrowers in the same market, the amount by which (a)(i) the aggregate number of barrels or therms, as applicable, of Purchased Product exceeds (ii) the aggregate number of barrels or therms, as applicable, of Product under Contract for Sale or (b) the amount by which the number of barrels or therms, as applicable, of Product under Contract for Sale exceeds the number of barrels or therms, as applicable, of Purchased Product.  For purposes of this definition, the following rules shall apply:

(x)            The Borrowers shall determine whether the locations at which Purchased Product is to be delivered to a Borrower and Product Under Contract for Sale is to be sold by such Borrower constitute the same market; provided that each such determination shall be commercially reasonable and consistent with industry practice in computing so-called “long” or “short” trading positions with respect to petroleum product; and

(y)           Product Under Contract for Sale may only be deducted from Purchased Product if the date of sale by the Borrowers of such Product under Contract for Sale is within 180 days following the delivery date to the Borrowers of such Purchased Product.  With respect to each type of petroleum product and each market, the number of barrels or therms, as applicable, of Product under Contract for Sale which the Borrowers may not deduct from the number of barrels or therms, as applicable, of Purchased Product pursuant to this clause (y) shall be considered to be a separate Open Position for purposes of calculating the Borrowers’ Open Position in Section 7.13 hereof.

“Operating Account” means the operating account of the Loan Parties located with the Administrative Agent in which the Loan Parties have granted a first priority perfected security interest to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Investors” means Global Petroleum Corp., a Massachusetts corporation, Larea Holdings LLC, a Delaware limited liability company, Larea Holdings II LLC, a Delaware limited liability company, Chelsea Terminal Limited Partnership, a Massachusetts limited partnership, Sandwich Terminal, L.L.C., a Massachusetts limited liability company, Montello Oil Corporation, a New Jersey corporation, Richard Slifka, Alfred Slifka, Eric Slifka and related Slifka family controlled trusts.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Paid But Unexpired Letters of Credit” means the amounts available for drawing under Letters of Credit issued to support obligations of the Borrowers if (a) such obligations, whether arising from the transactions contemplated by such Letters of Credit, or otherwise, have been fully paid and extinguished by the Borrowers and there are no existing claims or disputes between the Borrowers and the beneficiaries of such Letters of Credit which could give rise to additional liability thereunder and (b) such Letters of Credit are issued for standby purposes only, but only to the extent that the amounts available for drawing thereunder do not then support any underlying obligations and (c) such Letters of Credit have not expired, been returned or otherwise presented to the Agent for cancellation or been canceled.

“Participant” has the meaning specified in Section 10.06(d).

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Global Partners LP dated December 9, 2009, as the same may be amended, restated, modified and/or supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificates” means the Perfection Certificates as defined in the Security Agreements.

“Permitted Acquisition” has the meaning set forth in Section 7.06(c).

“Permitted Distributions” means, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, payments by the MLP to its Unitholders (as such term is defined in the Partnership Agreement) and holders of the General Partner Units (as such term is defined in the Partnership Agreement) and Incentive Distribution Rights (as such term is defined in the Partnership Agreement) of cash distributions (which, for purposes hereof, shall include cash payments made by the MLP to repurchase any of its Equity Interests from a holder thereof) in an aggregate amount not to exceed Available Cash.

“Permitted Liens” means those Liens permitted by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Product” means petroleum, refined petroleum products, propane, butane, natural gas and other energy-related commodities, including, without limitation, blend components commonly used in the petroleum industry to improve characteristics of, or meet governmental or customer specifications for, petroleum or refined petroleum products.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Positive Net Unrealized Forward Contract Positions” means the amount by which the Net Unrealized Forward Contract Position exceeds $0.

“Product under Contract for Sale” means barrels of petroleum product or therms of natural gas, as the case may be, which (a) any Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise), and (b) for which a fixed purchase price has been agreed upon by the purchaser thereof and the relevant Borrower.

“Product Under Contract LCs” means any Letter of Credit issued by the LC Issuer solely to cover Eligible Product Under Contract and for which the following conditions have been met:  (a) any request for the issuance of a Product Under Contract LC has been accompanied by a certificate from the Borrowers in substantially the form of Exhibit C hereto (i) certifying that each such Product Under Contract LC being requested is solely to cover Eligible Product Under Contract and that such Letter of Credit is to be considered a Product Under Contract LC; (ii) certifying and demonstrating that immediately prior to giving effect to the issuance of all such Product Under Contract LCs being requested on such date there is at least 5% of Borrowing Base availability and that on a pro forma basis after giving effect to the issuance of such Product Under Contract LCs (i.e. giving effect to the usage associated with the issuance of such Product Under Contract LCs together with the inclusion in the Borrowing Base of such Eligible Product Under Contract which was covered by such Product Under Contract LCs), there is at least 5% of

Borrowing Base availability; (b) the Borrowers demonstrate to the satisfaction of the Administrative Agent that the Borrowers are in compliance on a pro forma basis with all of the financial covenants set forth in Sections 7.18 and 7.19 of this Agreement both before and after giving effect to the issuance of such Product Under Contract LC; and (c) the Borrowers demonstrate to the satisfaction of the Administrative Agent that to the extent the Eligible Product Under Contract for which such Product Under Contract LC is being issued were to be included in the Borrowing Base simultaneously with the issuance of such Product Under Contract LC, the amount of the Borrowing Base would exceed the Total WC Outstandings (including the maximum drawing amount of all issued and outstanding Letters of Credit, including the Product Under Contract L/C).

“Public Lender” has the meaning specified in Section 6.02.

“Purchased Product” means barrels of petroleum product and therms of gas which any Borrower holds in inventory or which any Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise) (and, which for the avoidance of doubt includes product in pipelines) and with respect to which (a) either (i) a fixed purchase price therefor has been agreed upon by the seller thereof and the relevant Borrower or (ii) the date (the so-called “Vessel Loading Date”) on which the cargo has been loaded has occurred and (b) the delivery date therefor is scheduled to occur within 180 days after the date of calculation.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by any of the Loan Parties.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Loan Parties ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent

(50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief operating officer, chief accounting officer, president, executive vice president, chief financial officer, treasurer, assistant treasurer, secretary or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Person thereof).

“Revolver Commitment” means , as to each Lender, its obligation to make Revolver Loans to the Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolver Loans” has the meaning set forth in Section 2.01(b) hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank, provided, however, to the extent the Hedge Bank which is the counterparty on such Swap Contract is a commodities broker entitled to have obligations owing to it secured pursuant to Section 7.01(l) hereof, then any such agreement or arrangement relating thereto shall not be considered a Secured Hedge Agreement for purposes hereof.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties and in form and substance satisfactory to the Lenders and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, the Guarantee and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

“Senior Unsecured Notes” means those certain unsecured notes of a Loan Party issued after the Closing Date pursuant to an indenture dated the date of issuance of such notes, so long as (a) the terms, conditions, covenants and defaults applicable to such notes (including the terms, conditions, covenants and defaults in the indenture relating thereto) are no more restrictive to the Loan Parties in the aggregate than the terms, conditions, covenants and defaults contained herein; (b) all of the Obligations (including, without limitation, the Aggregate WC Commitment and the Aggregate Revolver Commitment, including after giving effect to any increases thereunder provided for herein (the “Credit Agreement Obligations”) plus an amount equal to not less than fifteen percent (15%) of such Credit Agreement Obligations constitute Indebtedness permitted to be incurred under such notes and indenture without meeting any test or other criteria (including, without limitation, an incurrence test); (c) the obligations thereunder are unsecured; (d) the maturity date thereof is not less than six (6) months after the Maturity Date; (e) the obligations under such notes and indenture is not guaranteed by any Person other than a Loan Party; and (f) the documents and agreements executed in connection with such notes (including, without limitation, any indenture) shall contain terms and conditions that are customary for similar transactions.

“Subordinated Debt” means any Indebtedness for borrowed money for which any Loan Party is obligated so long as (a) the maturity date of such Indebtedness is not less than six (6) months after the Maturity Date; (b) the terms, conditions, covenants and defaults applicable to such Indebtedness (including the terms, conditions, covenants and defaults in any document, agreement or instrument relating thereto) are no more restrictive to the Loan Parties in the aggregate than the terms, conditions, covenants and defaults contained herein; (c) such Indebtedness is not guaranteed by any Person other than a Loan Party; (d) such Indebtedness is unsecured; (e) such Indebtedness is subordinate, pursuant to then market standard subordination terms for similar issuances, to the payment and collection of the Credit Agreement Obligations; (f) all of the Credit Agreement Obligations plus an amount equal to not less than fifteen percent (15%) of such Credit Agreement Obligations constitute Indebtedness permitted to be incurred under such notes and indenture without meeting any test or other criteria (including, without limitation, an incurrence test) and constitutes “Senior Debt” (or the analogous term used therein) under such notes and indenture and are entitled to seniority in the right of payment to the obligations under such notes and indenture; and (g) the documents and agreements executed in connection with such notes (including, without limitation, any indenture) shall contain terms and conditions that are customary for similar transactions.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supermajority Lenders” means , as of any date of determination, Lenders having at least sixty six and two thirds percent (66 2/3%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least sixty six and two thirds percent (66 2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swap Termination Value Amount” means, as of any relevant date of determination, the Swap Termination Value of all Swap Contracts which constitute Loan Documents, provided, to the extent a Loan Party has no obligation under any Swap Contract as of such date, or is otherwise owed money from the counterparty thereunder (i.e. is “in the money” thereunder), then the Swap Termination Value Amount for such Swap Contract as of such date of determination shall be $0, provided however, notwithstanding the foregoing, to the extent the Swap Termination Value of a Swap Contract with a Lender is a positive number (i.e. a Loan Party is “in the money”) and the Swap Termination Value of another Swap Contract with a different Lender is a negative number (i.e. a Loan Party is “out of the money”), the Swap Termination Value Amount shall be the net results of such Swap Termination Values.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $ 5,000,000.

“Title Insurance Company” means Fidelity National Title Insurance Company of New York, or such other title insurance company acceptable to the Administrative Agent.

“Title Policy” means, in relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Administrative Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Administrative Agent insuring the priority of the Mortgages and the Mortgaged Property and that the applicable Loan Party holds marketable fee simple title to the Mortgaged Property, subject only to the encumbrances permitted by such Mortgages and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by each such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Administrative Agent in its discretion may require, including but not limited to (a)

comprehensive endorsement, (b) variable rate of interest endorsement and (c) usury endorsement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolver Outstandings” means the aggregate Outstanding Amount of all Revolver Loans.

“Total WC Outstandings” means the aggregate Outstanding Amount of all WC Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Cost of Funds Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unrealized Losses on Forward Contract Positions” means, as of any date of determination, the aggregate amount by which (a) the aggregate fair market value determined on a Marked-To-Market Basis (net of storage and transportation costs) on such date of Petroleum Product exceeds (b) the amount which the Borrowers’ customers have contractually agreed to pay to such Borrower in consideration of future deliveries of such Petroleum Product.

“Unrealized Profits on Forward Contract Positions” means, as of any date of determination, the aggregate amount by which (a) the amount which the Borrowers’ customers have contractually agreed to pay to such Borrower in consideration of future deliveries of Petroleum Product pursuant to transactions which are scheduled to be consummated by not later than the period ending nine (9) months after such date of determination, exceeds (b) the aggregate fair market value determined on a Marked-to-Market Basis (net of storage and transportation costs) on such date of such Petroleum Product.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Utilization Amount” means, during each applicable Determination Period, the average daily amount of the Total WC Outstandings divided by the Aggregate WC Commitment during such period.

“Warex Acquisition” means the acquisition by the Borrowers from the Warex Seller of three terminal facilities in Newburgh, New York for an aggregate purchase price of not more than $47,500,000 (exclusive of ordinary and customary purchase price adjustments) pursuant to the terms of the Warex Purchase Agreement.

“Warex Purchase Agreement” means that certain Purchase and Sale Agreement effective August 5, 2009 by and between the Warex Seller and Global, as the same may be amended.

“Warex Seller” means Warex Terminals Corporation, Inc.

“WC Commitment” means, as to each Lender, its obligation to (a) make WC Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“WC  Loans” has the meaning specified in Section 2.01(a).

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)      Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data

(including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.         THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Commitment For Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “WC Loan”) to the Borrowers from time to time, on any

Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s WC Commitment; provided, however, that after giving effect to any Borrowing of a WC Loan (i) the Total WC Outstandings shall not exceed the Aggregate WC Commitment as in effect on such date (ii) the Total WC Outstandings other than the maximum drawing amount of any issued and outstanding Product Under Contract LC shall not exceed the Borrowing Base at such time, and (iii) the aggregate Outstanding Amount of the WC Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s WC Commitment.  Within the limits of each Lender’s WC Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a).  WC Loans may be Base Rate Loans, Cost of Funds Rate Loans or Eurodollar Rate Loans, as further provided herein.  The proceeds of any WC Loan shall be used to finance the working capital needs of the Borrowers, including financing of Capital Expenditures other than Acquisition Capital Expenditures.

(b)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolver Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolver Commitment; provided, however, that after giving effect to any Borrowing of a Revolver Loan, (i) the Total Revolver Outstandings shall not exceed the Aggregate Revolver Commitment as in effect on such date, and (ii) the aggregate Outstanding Amount of the Revolver Loans of any Lender shall not exceed such Lender’s Revolver Commitment.  Within the limits of each Lender’s Revolver Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b).  Revolver Loans may be Base Rate Loans, Cost of Funds Rate Loans or Eurodollar Rate Loans, as further provided herein.  The proceeds of the Revolver Loans shall be used to fund Permitted Acquisitions, to finance Capital Expenditures and for general corporate purposes (which, for the avoidance of doubt, can include working capital needs), provided, however, the aggregate amount of Revolver Loans used to finance general corporate purposes shall not exceed $50,000,000 outstanding at any time.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans and Cost of Funds Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing or continuation of Base Rate Loans and Cost of Funds Rate Loans or conversion of Base Rate Loans or Eurodollar Rate Loans to Cost of Funds Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each

Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c), each Borrowing of or conversion to Cost of Funds Rate Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or Cost of Funds Rate Loans, as the case may be.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan or a Cost of Funds Rate Loan, as the case may be,  may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or Cost of Funds Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or Cost of Funds Rate Loans  without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and Cost of

Funds Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all  Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

(f)            The Borrowing Base shall be determined as required pursuant to Section 6.02(f) by the Administrative Agent by reference to the Borrowing Base Report.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date (or, to the extent Section 2.03(a)(ii)(G) has been complied with, the date which is nine (9) Business Days prior to the Maturity Date), to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total WC Outstandings shall not exceed the Aggregate WC Commitments, (x) the Total WC Outstandings other than the maximum drawing amount of any issued and outstanding Product Under Contract LCs shall not exceed the Borrowing Base; (y) the aggregate Outstanding Amount of the WC Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s WC Commitment, and (z) the Outstanding Amount of the L/C Obligations for Product Under Contract LCs shall not exceed $20,000,000.  In addition, the aggregate face amount of all standby Letters of Credit issued to secure bonding and performance obligations of the Borrowers shall not exceed at any time outstanding $10,000,000.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          the request for such issuance, extension or renewal of any Letter of Credit is later than nine (9) Business Days prior to the Maturity Date;

(B)           any Borrower requests a Letter of Credit be issued for any other purpose than to support purchases of Petroleum Products or to secure bonding and performance obligations;

(C)           any Borrower requests a standby Letter of Credit which is to be used to support inventory purchases with an expiry date longer than 180 days from the date of issuance;

(D)          any Borrower requests a standby Letter of Credit which is to be used to secure bonding and performance obligations with an expiry date longer than 364 days;

(E)           any Borrower requests a documentary Letter of Credit be issued with an expiry date which is later than the Maturity Date or which has a term longer than ninety (90) days;

(F)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(G)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or unless the Borrowers have provided to the LC Issuer cash collateral for the maximum drawing amount of such Letter of Credit prior to the Maturity Date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)          the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.  In addition, if any Letter of Credit to be issued is also a Product Under Contract LC, the Borrowers shall have satisfied the conditions set forth in the definition of Product Under Contract LC.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  For the avoidance of doubt, the parties acknowledge and agree that Letters of Credit may, to the extent consented to by the L/C Issuer, be issued on same day notice and as such to the extent any Lender determines that one or more applicable conditions contained in Article IV is not satisfied on any date and as a result would object to the L/C Issuer issuing a Letter of Credit hereunder, such Lender shall provide such notice to the L/C Issuer of such fact immediately upon becoming aware thereof.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the joint and several obligation of the Borrowers to reimburse the L/C

Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The joint and several obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C

Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the

Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)           Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable WC Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable WC Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable WR Rate separately for each period during such quarter that such Applicable WC Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Special Provisions for Product Under Contract LCs.  The maximum drawing amount of all issued and outstanding Product Under Contract LCs shall not exceed $20,000,000 at any time and the Borrowers may request more than one Product Under Contract LC be issued in a single Business Day.  Notwithstanding anything to the contrary contained herein, the maximum drawing amount of any Product Under Contract LC shall not be governed by the Borrowing Base until the date which is the earlier to occur of (i) two (2) Business Days after the issuance of such Product Under Contract LC and (ii) delivery to the Administrative Agent by the Borrowers after the date of issuance of such Product Under Contract LC of an updated Borrowing Base Report which includes in the Borrowing Base the Eligible Product Under Contract that such Product Under Contract LC was issued to cover.  In addition, the Borrowers shall deliver to the Administrative Agent, within two (2) Business Days after the issuance of any Product Under Contract LC, a Borrowing Base Report evidencing that the aggregate amount of all outstanding WC Loans plus the issued and outstanding amount of all Letters of Credit

(including all Product Under Contract LCs) does not exceed the Borrowing Base (or, in the case of any excess, the Borrowers shall be required to immediately repay any such excess).  The Borrowers shall not be permitted to request the issuance of any Product Under Contract LCs if at such time any other Product Under Contract LCs previously issued (other than a Product Under Contract LC issued on that same Business Day) remain outstanding and an updated Borrowing Base Report has not yet been delivered with respect thereto.

2.04        Prepayments.

(a)           The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans and Cost of Funds Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or Cost of Funds Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           If for any reason (i) (x) the Total WC Outstandings at any time exceed the Aggregate WC Commitments then in effect or (y) the Total WC Outstandings other than the maximum drawing amount of all issued and outstanding Products under Contract LCs exceed the Borrowing Base at such time, the Borrowers shall immediately prepay WC Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04 unless after the prepayment in full of the WC  Loans the Aggregate WC Outstandings exceed the Aggregate WC Commitments then in effect; and (ii) the Total Revolver Outstandings at any time exceed the Aggregate Revolver Commitments then in effect the Borrowers shall immediately prepay Revolver Loans in an aggregate amount equal to such excess.

2.05        Termination or Reduction of Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolver Commitments or the Aggregate WC Commitments, as the case may be, or from time to time permanently reduce the Aggregate Revolver Commitments or Aggregate WC Commitments, as the case may be; provided that (i)

any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolver Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolver Outstandings would exceed the Aggregate Revolver Commitments, and (iv) the Borrowers shall not terminate or reduce the Aggregate WC Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total WC Outstandings would exceed the Aggregate WC Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolver Commitment or Aggregate WC Commitments, as the case may be.  Any reduction of the Aggregate Revolver Commitment or Aggregate WC Commitments, as applicable shall be applied to the WC Commitment or Revolver Commitment of each Lender, as applicable, according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolver Commitment or Aggregate WC Commitments, as the case may be, shall be paid on the effective date of such termination.

2.06        Repayment of Loans.  The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07        Interest.

(a)           Subject to the provisions of subsection (c) below, (i) each WC Loan which is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable WC Rate; (ii) each WC Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable WC Rate; and (iii) each WC Loan which is a Cost of Funds Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Cost of Funds Rate for such Interest Period plus the Applicable WC Rate.

(b)           Subject to the provisions of subsection (c) below, (i) each Revolver Loan which is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Revolver Rate; (ii) each Revolver Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Revolver Rate; and (iii) each Revolver Loan which is a Cost of Funds Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Cost of Funds Rate for such Interest Period plus the Applicable Revolver Rate.

(c)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)           Commitment Fee.  The Borrowers jointly and severally shall pay to the Administrative Agent (i) in connection with the WC Loans, for the account of each Lender in accordance with its Applicable Percentage of the Aggregate WC  Commitment, a commitment fee equal to fifty (50) basis points on the actual daily amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Aggregate WC Commitment as in effect on such date minus the Outstanding Amount of L/C Obligations exceeds the Total WC Outstandings during such calendar month; and (ii) in connection with the Revolver Loans, for the account of each Lender in accordance with its Application Percentage of the Aggregate Revolver Commitment, a commitment fee equal to fifty (50) basis points per annum on the actual daily amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Aggregate Revolver Commitment as in effect on such date exceeds the Total Revolver Outstandings during such calendar month.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

(b)           Other Fees.  (i) The Borrowers shall pay to Banc of America Securities LLC, in its capacity as an Arranger, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a)             All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Combined Senior Secured Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Combined Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.07(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the joint and several obligations of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of a Base Rate Loan or a Cost of Funds Rate Loan, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the

Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate WC Commitments or the Aggregate Revolver Commitments, or both, by an amount (for all such requests) not exceeding $200,000,000; provided that (i)any such request shall specify whether such request is for an increase in the Aggregate WC Commitment, the Aggregate Revolver Commitment or both (and, if both, the allocation between the two); and (ii) any such request for an increase shall be in a minimum amount of $5,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolver Commitment or WC Commitment, as the case may be (and in the case of a request for an increase in both Commitments, such Lender shall specify whether it is agreeing to increase both is Revolver Commitment and WC Commitment, or just one) and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its applicable Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Revolver Commitments and Aggregate WC Commitments, as applicable, are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolver Commitments and/or WC Commitments, as applicable, under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.14        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15        Defaulting Lenders.  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting

Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the WC Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the WC Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.        TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrowers are resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans or Cost of Funds Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans or Cost of Funds Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan or Cost of Funds Rate Loans on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.        CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the other Loan Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of Edward J. Faneuil, Esq. and Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;;

(viii)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix)           a fully executed Perfection Certificate from each Loan Party and the results of Uniform Commercial Code searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory the Administrative Agent;

(x)            evidence satisfactory to the Administrative Agent that the real property lease for the terminal located in Revere, Massachusetts has been extended to a date of not earlier than July 31, 2014;

(xi)           an updated environmental summary of the Real Estate prepared by the Borrowers, in form and substance satisfactory to the Administrative Agent; and

(xii)          such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)           The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

(e)           The Administrative Agent and each of the Lenders shall have received from the Borrowers the initial Borrowing Base Report as of April 30, 2010.

(f)            The Administrative Agent and each of the Lenders shall have received the report of a commercial financial examination of the Borrowers completed in April, 2010.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans, as the case may be) is subject to the following conditions precedent:

(a)           The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.         REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.  Other than the filings which may be necessary to perfect the Administrative Agent’s Lien under the Security Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document; (b) the grant by any Loan Party of the Liens granted by it pursuant to any of the Security Documents; (c) the perfection or maintenance of the Liens created under any of the Security Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Lender or any Lender of its right under the Loan Documents.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

5.05        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The Loan Parties, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents are Solvent.  For purposes hereof, as to any Person on any date of determination, Solvent shall mean that on such date (a) the fair value of the property of such Person exceeds its total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto); (b) the present fair saleable value on a going concern basis of the assets of such Person is not less than the amount required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely upon reasonable review of the underlying claim, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each Loan Party and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09        Environmental Compliance.  Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party or the applicable Subsidiary operates.

5.11        Taxes.  Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)           Neither any Loan Party or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13        Subsidiaries; Equity Interests.

(a)           As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed on Part (a) of Schedule 5.13, and all of outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties under the Security Documents.  The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.   All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and nonassessable and, as to each Loan Party other than MLP are owned by the Persons and in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens other than Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties under the Security Documents.  To the extent any Loan Party enters into any transaction permitted hereunder which requires such Loan Party to modify any information contained on Schedule 5.13, then from and after such date, the Loan Parties shall make this representation as of the date of making such representation with reference to such schedule as updated in accordance with the terms hereof.

(b)           The sole general partner of MLP is GP.

5.14        Margin Regulations; Investment Company Act.

(a)           No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           No Loan Party, any Person Controlling a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished and taken as a whole with all documents so delivered) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Taxpayer Identification Number.  Each Loan Party’s true and correct U.S. taxpayer identification number is set forth in the Perfection Certificate of such Loan Party.

5.18        Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person unless any such conflict could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19        Absence of Financing Statements.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of any of the Loan Parties or any rights relating thereto.

5.20        Perfection of Security Interests.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.   Except for ordinary course rights of setoff and withholdings on certain items of Collateral contemplated in the Borrowing Base, the Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Loan Parties are the owners of the Collateral free from any Lien and any other claim or demand, except for Permitted Liens.

5.21        Certain Transactions.  None of the officers, directors or employees of any Loan Party is presently a party to any transaction with such Loan Party or any other Loan Party (other than for services as employees, officers and directors and redemption agreements, and loans to owners, officers and employees to the extent permitted by Section 7.14, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any Loan Party, any corporation, partnership, trust or other entity (other than for services as employees, officers and directors and redemption agreements and loans to owners, officers and employees, in each case in the ordinary course of business consistent with past practices) in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.22        Bank Accounts.  The Perfection Certificate of each Loan Party sets forth the account numbers and locations of all securities accounts, deposit accounts and other bank accounts of each of such Loan Party.

ARTICLE VI.        AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements.    Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event 90 days after the end of each fiscal year of each Loan Party (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a combined balance sheet of the Loan Parties (other than the GP) and their Subsidiaries as at the end of such fiscal year, and the related combined statements of income or operations, shareholders’ or members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event 45 days after the end of each fiscal quarter of each fiscal year of the Loan Parties (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a combined balance sheet of the Loan Parties (other than the GP) and their Subsidiaries as at the end of such fiscal quarter, and the related combined statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of each such Loan Party’s fiscal year then ended, each calculated on a FIFO basis and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Loan Parties as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of each Loan Party (other than the GP) and its

Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as practicable, but in any event 45 days after the end of each month of the Loan Parties, unaudited monthly combined financial reports of the Loan Parties (other than the GP) and their Subsidiaries for such month and the portion of the fiscal year then ended (including balance sheet and income reports), each calculated on a FIFO basis and prepared in accordance with GAAP, together with a certification by a Responsible Officer that the information contained in such financial reports fairly presents the combined financial condition of the Loan Parties (other than the GP) on the date thereof (subject to year-end adjustments);

As to any information contained in materials furnished pursuant to Section 6.02(d), the Loan Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.  In addition, notwithstanding anything to the contrary contained in this Section 6.01 or Section 6.02(a) or 6.02(f), if the date for delivery of any statement required by Section 6.01 or Section 6.02(a) or 6.02(f) shall be due on a day other than a Business Day, delivery of such statements shall be made on the next following Business Day.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Loan Parties (which Compliance Certificate shall include a report of gross margins and volumes by product for the fiscal quarter to which it relates, together with any changes in such amounts from the previous fiscal quarter);

(b)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties by independent accountants in connection with the accounts or books of each Loan Party or any Subsidiary, or any audit of any of them;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equity holders of MLP or GP, and copies of all annual, regular, periodic and special reports and registration statements which MLP or GP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.02;

(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)            no later than (i) five (5) Business Days after the 15th day of each calendar month (or if such day is not a Business Day, the next subsequent Business Day), or such earlier time as the Administrative Agent may request, a complete and accurate Borrowing Base Report setting forth the Borrowing Base as at the close of business on the 15th day of such month (or other date so requested by the Administrative Agent), and (ii) five (5) Business Days after the last Business Day of each month (or at such earlier time as the Administrative Agent may reasonably request), a complete and accurate Borrowing Base Report as of the close of business on the last Business Day of such month (or other date so requested by the Administrative Agent), in each case including a marked-to-market inventory report and a summary report setting forth in appropriate detail the Borrowers’ computations of its Open Position as of the date of each Borrowing Base Report by both product and market; provided, however, for purposes of determining the available amount of WC Loans the Borrowers are permitted to borrow and Letters of Credit which are subject to the Borrowing Base the Borrowers are permitted to request pursuant to the Agreement, the Borrowers shall be permitted at any time to deliver to the Administrative Agent and the Lenders a more recent Borrowing Base Report than is required to be delivered as described above, such Borrowing Base Report setting forth the Borrowing Base as at the close of business of the Business Day such Borrowing Base Report is dated, which Borrowing Base Report shall include a marked-to-market inventory report and a summary report setting forth in appropriate detail the Borrowers’ computations of its Open Position as of the date of each Borrowing Base Report by both product and market;

(g)           as soon as practicable, but in any event within thirty (30) days after the first day of each fiscal year of the Loan Parties (other than the GP), the annual budget and operating projections for such fiscal year, including without limitation gross margins and volumes by product;

(h)           as soon as practicable after adoption and/or implementation thereof, any updates to the Loan Parties’ risk policy; and

(i)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Loan Party posts such documents, or provides a link thereto on such Loan Party’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the applicable Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Loan Parties shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Loan Parties to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Loan Parties shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to each Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that so long as such Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, each Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, no Loan Party shall be under an obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by any Loan Party referred to in Section 2.09(b);

(e)           of (i) any material violation of any Environmental Law that such Loan Party reports in writing or is reportable by such Loan Party in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency an d (ii) upon becoming aware thereof, of any material inquiry, proceeding, investigation or any other action pertaining to any Environmental Law, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to have a Material Adverse Effect;

(f)            of any material setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject; and

(g)           at least ten (10) Business Days prior to any Loan Party issuing any of the Senior Unsecured Notes or the Subordinated Debt (together with a copy of drafts of such Senior Unsecured Notes and indenture relating thereto or drafts of the documents and agreements expected to govern such Subordinated Debt, as applicable).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are either being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by any Loan Party or such Subsidiary or the nonpayment of which would not give rise to a Lien on any property or assets of any Loan

Party or any Subsidiary thereof and could not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business (including, without limitation, any business interruption insurance existing on the Closing Date) against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08        Compliance with Laws; Governing Documents.  Comply (a) with the provisions of its Organizational Documents; (b) with all agreements and instruments to which it or any of its properties may be bound and (c) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and each Subsidiary, as the case may be, and at all times engage Ernst & Young or other independent certified public accounts satisfactory to the Administrative Agent as the independent certified public accountants of the Loan Parties and not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Loan Parties and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Loan Party or such Subsidiary, as the case may be; and (c) maintain copies of inventory valuation reports used in determining any Marked-to-Market Basis calculations.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.  In addition, the Loan Parties shall permit (a) the Administrative Agent or any of its employees or agents to conduct commercial finance examinations once per year (or more frequently if a Default or Event of Default has occurred and is continuing); and (b) at the request of the Administrative Agent, the Administrative Agent or any of its employees or agents to conduct a risk examination, in each case all at the Loan Parties’ expense.

6.11        Use of Proceeds.  Use the proceeds of (a) WC  Loans solely for working capital purposes (including posting margin and the financing of Capital Expenditures other than Acquisition Capital Expenditures) and not in contravention of any Law or of any Loan Document;  and (b) the Revolver Loans for general corporate purposes (including payment of Permitted Distributions and posting margin) and not in contravention of any Law or of any Loan Document.  The Borrowers will request Letters of Credit solely to support petroleum product purchases and to secure bonding and performance obligations.

6.12        Accounts.  Continue to maintain a wholesale lock box account, retail lock box account and depository lock box account with the Administrative Agent or another Lender (the “Lock Box Accounts”) as well as an Operating Account with the Administrative Agent, and shall direct the Administrative Agent or any other Lender which has a Lock Box Account, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, to cause all funds held by the Administrative Agent or such Lender, as the case may be, in the Lock Box Accounts to be transferred automatically and on a daily basis to the Operating Account.  In addition, each Loan Party’s deposit accounts and securities accounts shall be subject to the Administrative Agent’s first priority perfected security interest therein.

6.13        Additional Borrowers; Additional Collateral.  (a)   Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and, promptly thereafter (and in any event within thirty (30) days), cause (a) such Person, if such Person is a Domestic Subsidiary, to become a Borrower hereunder by executing and delivering to the Administrative Agent a joinder to this Agreement and the other Loan Documents (including, without limitation, the Security Documents) or such other document as the Administrative Agent shall deem appropriate for such purpose (including, without limitation, any document necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in such Domestic Subsidiary’s assets), (b) such Person, if such Person is a Domestic Subsidiary, to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent; (c) Schedule 5.13 hereto to be updated to give effect to any changes resulting from the formation or acquisition of such new Subsidiary.

(b)  Each Loan Party has granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a lien on substantially all of such Loan Party’s assets as set forth in the Security Documents.  In furtherance of the foregoing, in connection with property that becomes property owned by a Loan Party after the Closing Date for which a Lien on such property is required by the terms of the Security Documents, or if any Loan Property acquires any fee interest in any Real Estate after the Closing Date and the Required Lenders request a Lien on such property, the applicable Loan Party shall deliver (A) such documentation as the Administrative Agent may reasonably deem necessary or desirable in order to create and perfect and obtain the full benefits of such Lien, including mortgages, deeds of trust, security agreements, UCC-1 financing statements, surveys, real estate title insurance policies, certified resolutions and other organizational and authorizing documents of the grantor of liens, favorable opinions of the general counsel of the applicable Loan Party (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent, and (B) such other documentation as the Required Lenders may reasonably deem necessary or desirable in order to create and perfect and obtain the full benefits of such Lien.

6.14        Senior Debt Status.  The Obligations of the Loan Parties under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least (a) senior in priority of payment to all Subordinated Debt of such Loan Party and (b) pari passu in right of payment to the Senior Unsecured Notes of such Loan Party and, in the case of the Subordinated Debt is designated as “Senior Debt” (or the analogous term used in any document evidencing any such Subordinated Debt ) under all instruments and documents, now or in the future, relating to all Subordinated Debt.

ARTICLE VII.      NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document (for the avoidance of doubt, the parties hereto hereby acknowledge that no Loan Party shall be permitted to grant any Lien directly to a Hedge Bank to secure any obligations under any Secured Hedge Agreement or to any Cash Management Bank to secure any obligations under any Secured Cash Management Agreement);

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens on the Mortgaged Property as and to the extent permitted by the Mortgages applicable thereto;

(k)           Liens granted to a Subject Utility on the Subject Natural Gas Receivables (and no other assets of a Loan Party) solely in connection with a Natural Gas Transaction; and

(l)            Liens incurred in the ordinary course of business in favor of commodities brokers on sums on deposit with such broker (but only those amounts actually on deposit with such broker) to cover for trading losses/debit balances, broker fees and ordinary course expenses owed to such broker by the applicable Loan Party.

In addition, no Loan Party will (a) enter into or permit to exist any arrangement or agreement (excluding the Agreement, the other Loan Documents and any document or agreement relating to the Senior Unsecured Notes or the Subordinated Debt (the “High Yield Documents”) so long as such prohibitions in the High Yield Documents are similar to those prohibitions found in similar transactions) which directly prohibits such Loan Party from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired or (b) enter into any agreement, contract or arrangement (excluding the Agreement, the other Loan Documents and the High Yield Documents so long as such restrictions in the High Yield Documents are similar to those restrictions found in similar transactions) restricting the ability of any Subsidiary of a Loan Party to pay or make dividends or distributions in cash or kind to such Loan Party, to make loans, advances or other payments of whatsoever nature to such Loan Party, or to make transfers or distributions of all or any part of its assets to such Loan Party, in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted by Section 7.03(f), and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by a Loan Party or such Subsidiary in the ordinary course of business.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by a Loan Party or such Subsidiary in the form of marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Loan Party or Subsidiary;

(b)           Investments held by a Loan Party or such Subsidiary in the form of demand deposits, certificates of deposit, bankers acceptances and time deposits of any Lender or any other United States bank having total assets in excess of $1,000,000,000 Dollars;

(c)           Investments held by a Loan Party or such Subsidiary in the form of securities commonly known as “commercial paper” issued by (i) any Lender or any corporation controlling any Lender; (ii) any other corporation which is organized and existing under the laws of the United States of America or any state thereof, if at the time of purchase, such commercial paper has been rated and the ratings therefore are not less than “P-2” if rated by Moody’s and not less than “A-2” if rated by S&P;

(d)           Investments held by a Loan Party or such Subsidiary in the form of repurchase agreements secured by any one or more of the foregoing;

(e)           advances to officers, directors and employees of a Loan Party to the extent permitted by Section 7.14 hereof;

(f)            Investments of one Loan Party into another Loan Party, so long as each such Person remains a Loan Party hereunder;

(g)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)           Investments existing on the date hereof and set forth on Schedule 7.02 hereto, and Guarantees permitted by Section 7.03(d);

(i)            Investments of a Loan Party in the form of short-term Investments in tax-exempt money market funds acceptable to the Administrative Agent;

(j)            Investments consisting of the Warex Acquisition and a Permitted Acquisition; and

(k)           Investments by a Loan Party in a joint venture entity, provided that the aggregate amount of all such Investments does not exceed $10,000,000.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness of a Loan Party in respect of the Senior Unsecured Notes or the Subordinated Notes, and any guarantee obligations of a Loan Party in respect thereof, provided (i) the aggregate principal amount of all Senior Unsecured Notes and all Subordinated Debt shall not exceed $250,000,000; (ii) all of the conditions set forth in the definition of “Senior Unsecured Notes” or “Subordinated Debt”, as applicable, have been satisfied at the time of issuance; and (iii) no Default of Event of Default has occurred and is continuing at the time of issuance of such Senior Unsecured Notes or Subordinated Debt, as the case may be, or would exist as a result of such issuance, including, without limitation, with the financial covenants contained herein after giving effect on a pro forma basis to the incurrence of such Indebtedness, and any Indebtedness incurred to refinance, renew, extend or replace such Senior Unsecured Notes or Subordinated Debt, as the case may be, in whole or in part provided that, with respect to any such refinancing, renewal, extension or replacement, (a) the weighted average life to maturity of any such Indebtedness shall not be less than the weighted average life to maturity of then outstanding Credit Agreement Obligations if any, or the Senior Unsecured Notes or Subordinated Debt, as the case may be, as in effect on the date of issuance thereof; (b) the maturity of such Indebtedness shall be no less than six months after the Maturity Date; (c) the aggregate principal amount of such Indebtedness shall not exceed the aggregate principal amount of Indebtedness being so refinanced, renewed, extended or replaced (plus all accrued and unpaid interest thereon and all applicable fees, expenses and prepayment premiums directly related thereto; (d) such Indebtedness remains unsecured; and (e) such Indebtedness meets all of the other criteria set forth in the definition of Senior Unsecured Notes or Subordinated Debt, as applicable;

(c)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d)           Indebtedness of one Loan Party owing to another Loan Party, so long as both Persons are Loan Parties hereunder, and, in addition, Guarantees of a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Loan Party;

(e)           obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(f)            Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary or any Borrower may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)           any Subsidiary or any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the aggregate value of all the equipment or real property disposed of pursuant to this Section 7.05(c)(iii) does not exceed $25,000,000 over the life of this Agreement;

(d)           Dispositions of property by any Subsidiary or a Borrower to a Borrower;

(e)           Dispositions permitted by Section 7.04; and

(f)            Dispositions by a Loan Party of Subject Natural Gas Receivables to a Subject Utility solely in connection with a Natural Gas Transaction.

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

7.06        Acquisitions.  Become a party to any merger or consolidation or agree to or effect any asset acquisition or stock acquisition, except:

(a)           Acquisition of assets in the ordinary course of business, consistent with past practices and to the extent considered an acquisition, Investments permitted by Section 7.02 hereof;

(b)           (i) Mergers and consolidations permitted by Section 7.04; and (ii) the Warex Acquisition, provided, in the case of the Warex Acquisition, only so long as (1) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; (2) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof of the Loan Parties and of the Warex Seller has approved such acquisition; (3) the Warex Acquisition is consummated on substantially the terms set forth in the Warex Purchase Agreement; (4) the Borrowers have provided the Administrative Agent with prior written notice of the date of consummation of such Warex Acquisition; (5) the Administrative Agent shall have ordered, or arranged for the ordering of, an appraisal of the assets to be acquired in connection with the Warex Acquisition; and (6) the Warex Acquisition would not subject the Administrative Agent or any Lender to any additional regulatory or third party approvals in connection with the exercise of any of its rights or remedies under this Agreement or any other Loan Document;

(c)           Acquisitions of the assets or stock of another Person, other than the Warex Acquisition, (a “Permitted Acquisition”), so long as (i) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; (ii) the Person to be acquired (or, in the case of an asset acquisition, the assets of such Person) are in the same or a substantially similar line of business as the Loan Party making such acquisition; (iii) the Loan Parties have provided the Administrative Agent with prior written notice of such acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition; (iv) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof of each of the applicable Loan Party or Subsidiary making such acquisition and of the Person to be acquired has approved such merger, consolidation or acquisition; (v) in the event of a stock or other similar equity acquisition the Person so acquired shall become a wholly-owned Subsidiary of a Loan Party and shall comply with the terms and conditions set forth in Section 6.13; (vi) the business to be acquired would not subject the Administrative Agent or any Lender to any additional regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Agreement or any other Loan Document; (vii) the aggregate amount of the purchase price for any single Permitted Acquisition or series of related Permitted Acquisitions which is payable in anything other than the equity interests of MLP (and such equity interests shall have no redemption or repurchase rights prior to a date which is one (1) year after the Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $40,000,000; and (viii) the aggregate amount of the purchase price for all Permitted Acquisitions over any twelve consecutive calendar month period which is payable in anything other than the equity interests of MLP (and such equity interests shall have no redemption or repurchase rights prior to a date which is one (1) year after the Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $75,000,000.

7.07        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, other than MLP, issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to a Borrower that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           a Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Borrowers shall be permitted to make Restricted Payments to the MLP in an aggregate amount not to exceed Available Cash to enable the MLP to make the Permitted Distribution, and the MLP shall be permitted to use the proceeds thereof to make Restricted Payments to its Unitholders (as such term is defined in the Partnership Agreement) and holders of the General Partner Units (as such term is defined in the Partnership Agreement) and Incentive Distribution Rights (as such term is defined in the Partnership Agreement) so long as such Restricted Payments constitute Permitted Distributions.

7.08        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by any Loan Party and its Subsidiaries on the date hereof or any business substantially related or incidental thereto; provided, that nothing in this Section 7.08 shall prevent any Loan Party from discontinuing the operation of any of its properties if such discontinuance is, in the judgment of such Loan Party, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the properties, assets, financial condition or business of the Loan Parties on a combined basis.

7.09        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than (a) in connection with the agreements set forth on Schedule 7.09 hereto; or (b) on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.10        Burdensome Agreements.  Enter into any Contractual Obligation (excluding the Agreement, the other Loan Documents and the High Yield Documents so long as such provisions in such High Yield Documents are similar to those provisions found in similar transactions) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12        Compliance with Environmental Laws.  Conduct any activity in any manner or permit to exist any activity or condition that would result in any material violation not covered by insurance by any Loan Party or for which any Loan Party is liable, of any Environmental Law.

7.13        Prohibited Commodity Transactions.  Purchase or sell any commodities futures contracts, provided, that (a) the Loan Parties may purchase and sell commodities futures contracts on the IntercontinentalExchange or a national commodities exchanges for the sale or purchase of petroleum product in connection with hedging transactions entered into in the ordinary course of the business of any Loan Party and not for speculative purposes and consistent with the then current risk policy of the Loan Parties which has been delivered to the Administrative Agent that are (i) economically appropriate and consistent with such Loan Party’s business; (ii) used to offset price risks incidental to such Loan Party’s cash or spot transactions in petroleum product; (iii) established and liquidated in accordance with sound commercial practices; and (iv) such purchases and sales are otherwise conducted in the manner disclosed in the MLP’s most recent annual report filed prior to the Closing Date, and (b) the Loan Parties may maintain an aggregate Open Position (calculated by adding the Open Positions of the Loan Parties for each type of petroleum product and each market and any separate Open Positions determined pursuant to the last sentence of paragraph (y) of the definition of “Open Position”) of not more than 500,000 barrels of petroleum product at any one time.

7.14        Loans to Owners, Officers or Employees.  Except as may be prohibited by law, make loans or advances to any of their respective owners, officers or employees without the prior written consent of the Administrative Agent and the Required Lenders, and in no event shall (a) the aggregate principal amount of all such loans at any time outstanding exceed $2,000,000 (excluding loans secured by the cash value of life insurance policies) or (b) any such loan have a term longer than 1 ½ years; provided, that, subject to the restrictions contained in clauses (a) and (b) above, the Loan Parties may make loans to their respective directors and employees in amounts not to exceed $500,000 for any individual loan without the prior written consent of the Administrative Agent and the Required Lenders and, provided further that notwithstanding the provisions of this Section 7.14, the Loan Parties shall be permitted to make loans or advances to their respective directors and employees in addition to those permitted by this Section 7.14 in an aggregate amount not to exceed $250,000 and with an unlimited term, without the prior written consent of the Administrative Agent and the Lenders.

7.15        Prepayment of Indebtedness.  Make any prepayments in respect of any Indebtedness, other than (a) prepayments of the Obligations pursuant to the terms of this Agreement or the other Loan Documents; (b) to the extent considered a prepayment, any refinancing of Indebtedness permitted under Section 7.03 to the extent the principal amount of such Indebtedness has not been reduced; and (c) the prepayment of that portion of the obligations owing under the Senior Unsecured Notes or the Subordinated Notes, as the case may be, in an aggregate principal amount of not more than 35% of the then outstanding principal amount of the Senior Unsecured Notes and the Subordinated Debt so long as (i) no Default or Event of Default has occurred and is continuing hereunder both immediately prior to and after giving effect to any such prepayment; (ii) such obligations are prepaid solely with the net cash proceeds received from an issuance of the equity interests of MLP (and such equity interests shall have no redemption or repurchase rights prior to a date which is one (1) year after the Maturity Date and shall not have the ability to convert into any form of Indebtedness); and (iii) the Loan Parties have demonstrated to the satisfaction of the Agent pro forma compliance with all of its financial covenants hereunder both before and after giving effect to any such prepayment.

7.16        Bank Accounts.  Either (a) establish any bank account other than those set forth in the applicable Loan Party’s Perfection Certificate without the Administrative Agent’s prior written consent; (b) violate directly or indirectly any Lock Box Agreement or any control agreement in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders with respect to such account; (c) deposit into any of the payroll accounts set forth in the applicable Loan Party’s Perfection Certificate any amounts in excess of amounts necessary to pay current payroll obligations from such accounts; (d) at any time allow any amount in excess of $150,000 to remain in any of the accounts identified in the applicable Loan Party’s Perfection Certificate as “petty cash” accounts; or (e) allow any collected funds (other than nominal amounts not in excess of $500 and after taking into account any checks which the Loan Parties may have written and mailed or otherwise tendered to the payee thereof) to remain in any account which is not with the Administrative Agent (other than those accounts identified in the applicable Loan Party’s Perfection Certificate as “petty cash” accounts unless the Administrative Agent or the Loan Parties have requested that the amounts in such accounts be transferred to the Lock Box Account or the Operating Account on a weekly or more frequent basis) at the close of business on the day each week (or other, more frequent period requested by the Administrative Agent or any Loan Party) on which amounts in such accounts are to be transferred to the Lock Box Account.

7.17        Amendment to Thru Put.  Global will not amend, in any material respects, the terms and conditions set forth in the thru-put agreement (including the lease of the real property in Revere, MA) between Global and Global Petroleum Corp. without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

7.18        Financial Covenants.

(i)            Combined Working Capital.  Permit the Combined Working Capital to be less than $35,000,000 at any time.

(ii)           Minimum EBITDA.  Permit Combined EBITDA as at the end of each fiscal quarter to be less than $50,000,000 for the Reference Period ended on such fiscal quarter end date.

(iii)          Combined Interest Coverage Ratio.  Permit the Combined Interest Coverage Ratio as of the end of any fiscal quarter to be less than 2.00:1.00 for each fiscal quarter.

(iv)          Combined Senior Secured Leverage Ratio.  Permit the Combined Senior Secured Leverage Ratio as at the end of any fiscal quarter to be greater than 2.50:1.00.

(v)           Combined Total Leverage Ratio.  Permit the Combined Total Leverage Ratio as at the end of any fiscal quarter to be greater than 3.50:1.00.

7.19        Capital Expenditures.  Make or become legally obligated to make any Capital Expenditures in any fiscal year that exceed, in the aggregate for all Loan Parties, $20,000,000 for such fiscal year.

7.20        Organizational Document.  Amend, restate, supplement or otherwise modify any of the terms of any Organizational Document in any manner that could reasonably be expected to adversely and materially affect the rights of the Lenders under this Agreement or any other Loan Document or their ability to enforce any provisions of this Agreement or any other Loan Document, or that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII.     EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (a) Section 2.03(k), 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or any Loan Party fails to perform or observe any term, covenant or agreement contained in any Mortgage or (b) Section 6.01 and, solely with respect to Section 6.01, such failure continues for 10 days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration,

demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (such Indebtedness or Guarantee being hereinafter referred to as the “Cross Default Indebtedness”), or (B) fails to observe or perform any other agreement or condition relating to any such Cross Default Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Cross Default Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A)

enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Perfection of Security Interests.  The Administrative Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders; or

(m)          Senior Unsecured Notes and Subordinated Debt.  The holders of all or any part of the Senior Unsecured Notes or the Subordinated Debt shall accelerate the maturity of all or any part of the Senior Unsecured Notes or the Subordinated Debt, as the case may be, except as expressly provided for in this Agreement, the Senior Unsecured Notes or the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase the Senior Unsecured Notes or the Subordinated Debt in whole or in part shall have been made or, in the case of the Subordinated Debt, the Credit Agreement Obligations cease to constitute “Senior Debt” (or the analogous term used under any agreement, document or instrument evidencing such Subordinated Debt).

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.   ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or

“Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Loan Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative

Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer .  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.8 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10                        Collateral and Guaranty Matters.  The Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of

Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or, to the extent such release is of all or substantially all of the Collateral, all the Lenders as required by Section 10.01(h);

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any of the Security Documents, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.                           MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the WC Commitment or the Revolver Commitment, as the case may be, of any Lender (or reinstate any WC Commitment or the Revolver Commitment, as the case may be, terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                 release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h)                                 release the Administrative Agent’s Lien on all or substantially all of the Collateral without the written consent of each Lender; or

(i)                                     modify any advance rates or other criteria set forth in the definition of Borrowing Base or any definition of the component parts of the Borrowing Base without the written consent of the Supermajority Lenders, or change the definition of “Supermajority Lenders”

without the consent of the Supermajority Lenders as such term is defined immediately prior to any such amendment to such definition;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Agreement , in each case subject to the limitations in Section 2.15, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each Loan Party, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04     Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee),  incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s

Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).  Nothing contained in this Section 10.04(c) shall relieve any Loan Party of any of its obligations hereunder.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                  Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                   Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitment or WC Commitment, as the case may be, and the Revolver Loans or WC Loans, as the case may be, at the time owing to it under such Revolver Commitment or WC Commitment, as the case may be, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and each Lender assigning all or a portion of its rights and obligations must do so on a pro rata basis among the two separate facilities (i.e. there shall not be permitted any non-pro rata assignment of the WC Commitment and the Revolver Commitment);

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                                the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, or (B) to any

Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.   The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any

Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.  For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.   (a)             If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           The L/C Issuer and each Lender, in its capacity as a Lender and in its capacity as a Hedge Bank, and each other Hedge Bank, by its acceptance of the benefits of the Collateral Documents creating Liens to secure Obligations arising under Secured Hedge Agreements, agrees that it will not, without the prior written consent of the Administrative Agent, exercise any right to set off or apply any deposits of any kind, or any other obligations owing by it to or for the order of any Loan Party, against any Obligations arising under Secured Hedge Agreements or against any other amounts owed by any Loan Party to such Lender or against other amounts secured by Liens on Collateral; provided that nothing contained in this Section or elsewhere in this Agreement shall impair the right of any Hedge Bank to declare an early termination date in respect of any Secured Hedge Agreement or to undertake payment or close-out netting or to otherwise setoff trades or transactions then existing under such Secured Hedge Agreements.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.   If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between each Loan Party and its respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of a Loan Party and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents.   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA PATRIOT Act.   Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Joint and Several Liability.

(i)            Each of the Loan Parties is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Loan Parties and in consideration of the undertakings of each other Loan Party to accept joint and several liability for the Obligations

(ii)           Each of the Loan Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Loan Parties, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each of the Loan Parties without preferences or distinction among them

(iii)          If and to the extent that any of the Loan Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Loan Parties will make such payment with respect to, or perform, such Obligation

(iv)          The Obligations of each of the Loan Parties under the provisions of this Section 10.19 constitute full recourse Obligations of each of the Loan Parties enforceable against each such Loan Party to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement as against any particular Loan Party.

(v)           Except as otherwise expressly provided in this Agreement, but only to the extent permitted by applicable law, each of the Loan Parties hereby waives notice of acceptance of its joint and several liability, notice of any Loans made, or Letter of Credit issued, extended or renewed under this Agreement, notice of the occurrence of any Event of Default or Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents.

Each of the Loan Parties hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any Event of Default or Default by any of the Loan Parties in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any of the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Loan Parties.  Without limiting the generality of the foregoing, but only to the extent permitted by applicable law, each of the Loan Parties assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any of the Loan Parties to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws, regulations thereunder, which might, but for the provisions of this Section 10.19, afford grounds for terminating, discharging or relieving any of the Loan Parties, in whole or in part, from any of its Obligations under this Section 10.19, it being the intention of each of the Loan Parties that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Loan Parties under this Section 10.19 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Loan Parties under this Section 10.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any of the Loan Parties, the Administrative Agent or any Lender.  The joint and several liability of the Loan Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Loan Parties, the Administrative Agent or any Lender.

(vi)          The provisions of this Section 10.19 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any of them from time to time against any or all of the Loan Parties as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to marshall any of its claims or to exercise any of its rights against any other Loan Party or to exhaust any remedies available to it against any other Loan Party or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 10.19 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Loan Parties, or otherwise, the provisions of this Section 10.20 will forthwith be reinstated in effect, as though such payment had not been made.

(vii)         (i)  Each of the Loan Parties hereby irrevocably waives, and agrees that it will not enforce, any of its rights of contribution or subrogation against any other Loan Party with respect to any liability incurred by such Loan Party hereunder or under any of the other Loan

Documents, any payments made by such Loan Party to the Administrative Agent for the accounts of the Lenders with respect to any of the Obligations or any collateral security therefor.  Such waiver and agreement is for the benefit of the other Loan Parties, the Lenders and the Administrative Agent.  If such waiver and agreement shall be determined to be unenforceable by a court of competent jurisdiction, any claim which such Loan Party may have against such other Loan Party with respect to any payments to the Administrative Agent for the account of the Lenders hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder, to the prior payment in full of all amounts due and owing by such other Loan Party to the Administrative Agent and the Lenders and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to such other Loan Party, its debts or its assets, whether voluntary or involuntary, all Indebtedness of such other Loan Party owing to the Lenders (“Senior Indebtedness”) shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to such Loan Party therefor.  Each Loan Party hereby agrees that for so long as any Obligations are outstanding hereunder the provisions of this Section 10.19(g) may be relied on directly by any holder of Senior Indebtedness regardless of whether such holder is a party hereto.

(ii)           Notwithstanding the provisions of the preceding clause (i), each of the Loan Parties shall have and be entitled to (1) all rights of subrogation otherwise provided by law in respect of any payment such Loan Party may make or be obligated to make under this Credit Agreement and (2) all claims (as defined in the Bankruptcy Code) it would have against any of the other Loan Parties in the absence of the preceding clause (i), and to assert and enforce the same, in each case on and after, but at no time prior to , the date (the “Subrogation Trigger Date”) which is one (1) year and five (5) days after the date on which all the Obligations have been indefeasibly repaid in full if and only if (A) no Default or Event of Default of the type described in §§13.1(g) or (h) with respect to the other Loan Parties has existed at any time on or after the Closing Date to and including the Subrogation Trigger Date and (B) the existence of the Loan Party’s rights under this clause (ii) would not make the Loan Party a creditor (as defined in the Bankruptcy Code) of the other Loan Parties in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date.

10.20      Transitional Arrangements.  This Agreement shall, on the Closing Date, supersede the Prior Credit Agreement in its entirety, except as expressly provided in this Section 10.20.  On the Closing Date, the rights and obligations of the parties evidenced by the Prior Credit Agreement shall be evidenced by this Agreement, the “WC Revolver Loans” as defined in the Prior Credit Agreement shall be converted to WC Loans as defined herein, the “Revolver Loans” and the “Acquisition Loans” as defined in the Prior Credit Agreement shall be converted to Revolver Loans as defined herein and the Lenders party hereto shall, on the Closing Date, make such allocations among the Lenders as is necessary so that any outstanding Loans are held by the Lenders in accordance with each such Lender’s Applicable Percentage.  As soon as reasonably practicable after its receipt of any Note requested by a Lender hereunder on the Closing Date, to the extent such Lender was a party to the Prior Credit Agreement and had a promissory note issued to such Lender under the terms of the Prior Credit Agreement, such Lender will promptly return to the Borrowers, marked “Substituted” or “Cancelled”, as the case may be, any promissory notes of the Borrowers held by such Lender pursuant to the Prior Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL OPERATING LLC
By: Global Partners LP, its sole member
By: Global GP LLC, its general partner

By:	\s\ Thomas J. Hollister
Title: COO & CFO

GLOBAL COMPANIES LLC
By: Global Operating LLC, its sole member
By: Global Partners LP, its sole member
By: Global GP LLC, its general partner

By:	\s\ Thomas J. Hollister
Title: COO &CFO

GLOBAL MONTELLO GROUP CORP.

By:	\s\ Thomas J. Hollister
Title: COO & CFO

CHELSEA SANDWICH LLC
By: Global Operating LLC, its sole member
By: Global Partners LP, its sole member
By: Global GP LLC, its general partner

By:	\s\ Edward J. Faneuil
Title: Executive Vice President

GLEN HES CORP.

By:	\s\ Edward J. Faneuil
Title: Executive Vice President

GLP FINANCE CORP.

By:	\s\ Edward J. Faneuil
Title: Executive Vice President

GLOBAL ENERGY MARKETING LLC
By: Global Operating LLC, its sole member
By: Global Partners LP, its sole member
By: Global GP LLC, its general partner

By:	\s\ Charles Rudinsky
Title: Executive Vice President

GLOBAL PARTNERS LP
By: Global GP LLC, its general partner

By:	\s\ Charles Rudinsky
Title: Executive Vice President

GLOBAL GP LLC

By:	\s\ Charles Rudinsky
Title: Executive Vice President

BANK OF AMERICA, N.A., as
Administrative Agent

By:	\s\ Christen A. Lacey

Name:	Christen A. Lacey

Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender and L/C
Issuer

By:	\s\ Anthony W. Kell

Name:	Anthony W. Kell

Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and Syndication Agent

By:	\s\ Thomas G. Williams

Name:	Thomas G. Williams

Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender and Co-Documentation Agent

By:	\s\ Michael Sweeney

Name:	Michael Sweeney

Title:	Vice President

SOCIETE GENERALE, as a Lender and Co-Documentation Agent

By:	\s\ Emmanuel Chesneau

Name:	Emmanuel Chesneau

Title:	Managing Director

STANDARD CHARTERED BANK, as a Lender and Co-Documentation Agent

By:	\s\ Patricia Doyle

Name:	Patricia Doyle

Title:	Director

By:	\s\ Robert K. Reddington

Name:	Robert K. Reddington

Title:	Assistant Vice President

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender and Co-Documentation Agent

By:	\s\ Marina E. Grossi

Name:	Marina E. Grossi

Title:	Senior Vice President

BNP PARIBAS, as a Lender

By:	\s\ Keith Cox

Name:	Keith Cox

Title:	Managing Directors

By:	\s\ Jordan Nenoff

Name:	Jordan Nenoff

Title:	Director

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH, as a Lender

By:	\s\ Brett Delfino

Name:	Brett Delfino

Title:	Executive Director

By:	\s\ Eva Ruskevich

Name:	Eva Ruskevich

Title:	Executive Director

SOVEREIGN BANK (SANTANDER GROUP), as a Lender

By:	\s\ Robert D. Lanigan

Name:	Robert D. Lanigan

Title:	Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	\s\ Zali Win

Name:	Zali Win

Title:	Managing Director

By:	\s\ Michel Kermarrec

Name:	Michel Kermarrec

Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	\s\ Keven D. Smith

Name:	Keven D. Smith

Title:	Senior Vice President

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	\s\ Debbie I. Brito

Name:	Debbie I. Brito

Title:	Authorized Signatory

RZB FINANCE LLC, as a Lender

By:	\s\ Astrid Wilke

Name:	Astric Wilke

Title:	Vice President

By:	\s\ Pearl Geffers

Name:	Pearl Geffers

Title:	First Vice President

ROYAL BANK OF CANADA, as a Lender

By:	\s\ Jason S. York

Name:	Jason S. York

Title:	Authorized Signatory

RAYMOND JAMES BANK, FSB, as a Lender

By:	\s\ James M. Armstsrong

Name:	James M. Armstrong

Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	\s\ SamYoo

Name:	Sam Yoo

Title:	Assistant Vice President

WEBSTER BANK NATIONAL ASSOCIATION, as a Lender

By:	\s\ Richard A. O’Brien

Name:	Richard A. O’Brien

Title:	Senior Vice President

NATIXIS, NEW YORK BRANCH, as a Lender

By:	\s\ David Pershad

Name:	David Pershad

Title:	Managing Director

By:	\s\ Vincent Lauras

Name:	Vincent Lauras

Title:	Senior Managing Director

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, as a Lender

By:	\s\ Carlos Lunardini

Name:	Carlos Lunardini

Title:	Vice President

By:	\s\ Nicholas von Pflug

Name:	Nicholas von Pflug

Title:	Senior Vice President

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	\s\ Richard L. Keever

Name:	Richard L. Keever

Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	\s\ Masakazu Hasegawa

Name:	Masakazu Hasegawa

Title:	General Manager